Exhibit 21

SUBSIDIARIES
OF
CHESAPEAKE ENERGY CORPORATION*
Oklahoma Corporation

Corporations    State of Organization
Chesapeake E&P Holding Corporation    Oklahoma
Chesapeake Energy Louisiana Corporation    Oklahoma
Chesapeake Energy Marketing, Inc.    Oklahoma
Chesapeake Operating, Inc.    Oklahoma
CHK Energy Holdings, Inc.    Texas

Limited Liability Companies    State of Formation
Chesapeake Appalachia, L.L.C.    Oklahoma
Chesapeake Exploration, L.L.C.    Oklahoma
Chesapeake Land Development Company, L.L.C.    Oklahoma
Chesapeake Midstream Development, L.L.C.    Oklahoma
Chesapeake Oilfield Operating, L.L.C.    Oklahoma
CHK Cleveland Tonkawa, L.L.C.    Delaware
CHK Utica, L.L.C.    Delaware
COS Holdings, L.L.C.    Oklahoma
MidCon Compression, L.L.C.    Oklahoma
Nomac Drilling, L.L.C.    Oklahoma

Partnerships
Chesapeake Louisiana, L.P.    Oklahoma

* In accordance with Regulation S-K Item 601(b)(21), the names of particular subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (as that term is defined in Rule 1-02(w) of Regulation S-X) as of the end of the year covered by this report have been omitted.